Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2021, relating to the financial statements of Perpetua Resources Corp. (formerly Midas Gold Corp.) (the “Company”), appearing in the Annual Report on Form 40-F of the Company for the year ended December 31, 2020.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

April 9, 2021